Exhibit 99.1

Equinix Reports First Quarter 2008 Results

  Increased quarterly revenues to $158.2 million, a 14% increase over the previous quarter and an 86% increase over the same quarter last year
  Increased quarterly EBITDA to $62.3 million, a 32% increase over the previous quarter and a 92% increase over the same quarter last year
  Raised 2008 annual revenue guidance to $685.0 million to $700.0 million and EBITDA guidance to $270.0 million to $280.0 million

FOSTER CITY, calif.--(BUSINESS WIRE)--Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today reported quarterly results for the period ended March 31, 2008.

Revenues were $158.2 million for the first quarter, a 14% increase over the previous quarter, and an 86% increase over the same quarter last year. Recurring revenues, consisting primarily of colocation, interconnection and managed services, were $150.4 million for the first quarter, a 14% increase over the previous quarter, and an 86% increase over the same quarter last year. Non-recurring revenues were $7.8 million in the quarter, consisting primarily of professional services and installation fees.

Cost of revenues was $94.5 million for the first quarter, a 2% increase over the previous quarter and a 79% increase over the same quarter last year. Excluding depreciation, amortization, accretion and stock-based compensation of $32.7 million for the first quarter, cost of revenues was $61.8 million for the first quarter, a 4% increase over the previous quarter, and a 93% increase over the same quarter last year. Cash gross margins, defined as gross profit less depreciation, amortization, accretion and stock-based compensation, divided by revenues, for the quarter were 61%, up from 57% the previous quarter and down from 62% the same quarter last year.

Selling, general and administrative expenses were $49.7 million for the first quarter, a 6% increase from the previous quarter and a 58% increase over the same quarter last year. Excluding depreciation, amortization and stock-based compensation of $15.5 million for the first quarter, selling, general and administrative expenses were $34.2 million for the first quarter, a 6% increase over the previous quarter, and a 64% increase over the same quarter last year.

Net income for the first quarter was $5.4 million compared to a net loss of $6.1 million in the previous quarter and a net loss of $4.5 million in the same quarter last year. This represents a basic net income per share of $0.15 based on a weighted average share count of 36.3 million and a diluted net income per share of $0.15 based on a weighted average share count of 37.3 million for the first quarter of 2008.

EBITDA, defined as income or loss from operations before depreciation, amortization, accretion, stock-based compensation expense, restructuring charges and any gains or losses from asset sales, for the first quarter was $62.3 million, an increase of 32% from the previous quarter, and up 92% from the same quarter last year.

“Equinix continued to deliver exceptional results in all areas of the business in the first quarter, creating strong momentum going into the rest of 2008,” said Steve Smith, president and CEO of Equinix. “With our business execution, fully-funded expansion program, and continued focus on customer needs, we have a solid foundation to build on our market leadership position in 2008.”

Capital expenditures in the first quarter were $125.6 million, of which $10.0 million was attributed to ongoing capital expenditures and $115.6 million was attributed to expansion capital expenditures. In addition, the company spent $23.2 million, net of cash acquired, to purchase Virtu Secure Webservices BV in the Netherlands during the first quarter of 2008.

The Company generated cash from operating activities of $63.1 million for the first quarter as compared to $14.0 million in the previous quarter, and $20.1 million the same quarter last year. Cash used in investing activities was $165.1 million in the first quarter as compared to $103.4 million in the previous quarter and $57.6 million for the same quarter last year.

As of March 31, 2008, the Company’s cash, cash equivalents and investments were $325.5 million, as compared to $383.9 million as of December 31, 2007.

Other Company Developments & Metrics

  Added 160 new customers in the quarter, bringing the total number of customers worldwide to 1,994
  The total number of cabinets billing as of March 31, 2008, and excluding the Europe region, was approximately 23,500 representing an approximate utilization rate of 78%, a net increase of approximately 1,500 cabinets in the quarter
  On a weighted average basis as of March 31, 2008, and excluding the Europe region, the number of cabinets billing was approximately 23,300 representing an approximate utilization rate of 77%
  U.S. interconnection service revenues were 20% of U.S. recurring revenues for the quarter. Interconnection services represented approximately 15% of total worldwide recurring revenues for the quarter
  The total number of U.S. cross connects that were billing as of March 31, 2008 was 19,511, which represents a 25% increase from the total number U.S. cross connects billing as of March 31, 2007
  The total number of exchange ports sold as of March 31, 2008 was 675, which included 117 in Asia and 69 in Europe, and 102 were 10 gigabits per second ports. Total U.S. public peering traffic on the Equinix Exchange switch peaked at 220 gigabits per second in the first quarter
  Announced an interconnection and peering partnership with the Amsterdam Internet Exchange (AMS-IX), the world’s largest single metro area Internet exchange, that will extend AMS-IX’s peering fabric in Equinix’s Amsterdam1 Internet Business Exchange (IBX®) data center, which is slated to open mid-2008
  Began construction on the second-phase expansion in Equinix’s Frankfurt2 IBX center. The 2,100 square meter (22,600 net sq. ft.) expansion is expected to add 840 sellable cabinet equivalents and will be available for customers in the beginning of the third quarter of 2008. Equinix intends to invest $36.0 million in the build out, of which $20.0 million will be incurred in 2008
  Appointed Eric Schwartz to the post of president of Equinix Europe effective June 1, 2008

Business Outlook

For the second quarter of 2008, the Company expects revenues to be in the range of $169.0 to $171.0 million. Cash gross margins are expected to range between 60% and 61% and includes incremental costs from expansion IBX centers opening in the quarter. Cash selling, general and administrative expenses are expected to be approximately $37.0 million. EBITDA for the quarter is expected to be between $65.0 and $68.0 million. Capital expenditures for the second quarter of 2008 are expected to be $100.0 to $110.0 million, comprised of approximately $20.0 million of ongoing capital expenditures and $80.0 to $90.0 million of expansion capital expenditures.

For the full year of 2008, total revenues are expected to be in the range of $685.0 to $700.0 million. Total year cash gross margins are expected to range between 60% and 61%. Cash selling, general and administrative expenses are expected to be approximately $143.0 million. EBITDA for the year is expected to be between $270.0 and $280.0 million. Capital expenditures for 2008 are expected to be in the range of $365.0 to $380.0 million, comprised of approximately $60.0 million of ongoing capital expenditures and $305.0 to $320.0 million of expansion capital expenditures. Expansion capital expenditures are for the announced expansions in the Amsterdam, Frankfurt, Hong Kong, London, Los Angeles, New York, Paris, Silicon Valley, Singapore, Sydney, Tokyo and Washington, D.C. markets.

The Company will discuss its results and guidance on its quarterly conference call on Wednesday, April 23, 2008, at 5:30 p.m. ET (2:30 p.m. PT). To hear the conference call live, please dial 210-234-0001 (domestic and international) and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading.

A replay of the call will be available beginning on Wednesday, April 23, 2008 at 7:30 p.m. (ET) through May 23, 2008 by dialing 402-998-0517. In addition, the Webcast will be available on the company's Web site at www.equinix.com. No password is required for either method of replay.

About Equinix

Equinix is the leading global provider of network-neutral data center and interconnection services, offering premium colocation, traffic exchange and outsourced IT infrastructure solutions. Global enterprises, content companies, systems integrators and network service providers look to Equinix Internet Business Exchange (IBX®) centers for world-class reliability and network diversity. Equinix IBX centers serve as critical, core hubs for IP networks and Internet operations worldwide. With 39 IBX centers located in 18 strategic markets across North America, Europe and Asia-Pacific, Equinix enables customers to reliably operate their mission-critical infrastructure on a global basis.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

Non-GAAP Financial Measures

Equinix continues to provide all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures, such as EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), free cash flow and adjusted free cash flow to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain non-cash or non-recurring items that it believes are not good indicators of the Company's current or future operating performance. These non-cash or non-recurring items are depreciation, amortization, accretion, stock-based compensation, restructuring charges and, with respect to 2007 results, the loss from conversion and extinguishment of debt and gain on EMS sale. Recent legislative and regulatory changes encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these non-cash or non-recurring items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitor base.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than ten years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charge liabilities, as these expenses represent costs, which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes non-cash stock-based compensation expense as it represents expense attributed to stock awards that have no current or future cash obligations. As such, we, and our investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we do not intend to build out now or in the future. With respect to its 2007 results, Equinix excludes the loss from conversion and extinguishment of debt and the gain from EMS sale. The loss from conversion and extinguishment of debt represents activity that is not typical for the company. The gain on EMS sale represents a unique transaction for the Company and future sales of other service offerings are not expected. Management believes such items as restructuring charges, the gain on the sale of a service offering and the loss from conversion and extinguishment of debt are unique transactions that are not expected to recur, and consequently, does not consider these items as a normal component of expenses or income related to current and ongoing operations.

Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provide consistency and comparability with past reports and provide a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated for the three months ended March 31, 2008 and 2007, presented within this press release.

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP PRESENTATION
(in thousands, except per share detail)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Recurring revenues	$150,359	$131,578	$80,886
Non-recurring revenues	7,859	7,136	4,223
Revenues	158,218	138,714	85,109

Cost of revenues	94,486	92,480	52,765
Gross profit	63,732	46,234	32,344

Operating expenses:
Sales and marketing	15,351	13,117	9,076
General and administrative	34,376	33,672	22,462
Gains on asset sales	-	(1,338)	-
Total operating expenses	49,727	45,451	31,538

Income from operations	14,005	783	806

Interest and other income (expense):
Interest income	3,441	5,066	1,949
Interest expense	(13,594)	(12,094)	(3,592)
Other income (expense)	2,040	(121)	130
Loss on conversion and extinguishment of debt	-	-	(3,395)
Total interest and other, net	(8,113)	(7,149)	(4,908)

Net income (loss) before income taxes	5,892	(6,366)	(4,102)

Income taxes	(471)	293	(354)

Net income (loss)	$5,421	$(6,073)	$(4,456)

Net income (loss) per share:

Basic net income (loss) per share	$0.15	$(0.17)	$(0.15)

Diluted net income (loss) per share	$0.15	$(0.17)	$(0.15)

Shares used in computing basic net income (loss) per share	36,277	36,003	29,702

Shares used in computing diluted net income (loss) per share	37,259	36,003	29,702

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP PRESENTATION
(in thousands)
(unaudited)

		Three Months Ended
		March 31,	December 31,	March 31,
		2008	2007	2007

Recurring revenues		$150,359	$131,578	$80,886
Non-recurring revenues		7,859	7,136	4,223
	Revenues (1)	158,218	138,714	85,109

Cash cost of revenues (2)		61,761	59,501	31,931
	Cash gross profit (3)	96,457	79,213	53,178

Cash operating expenses (4):
	Cash sales and marketing expenses(5)	11,477	9,079	6,435
	Cash general and administrative expenses (6)	22,711	23,072	14,365
	Total cash operating expenses (7)	34,188	32,151	20,800

EBITDA (8)		$62,269	$47,062	$32,378

Cash gross margins (9)		61%	57%	62%

EBITDA flow-through rate (10)		78%	18%	39%

(1)	The geographic split of our revenues is presented below:

	U.S. revenues	$99,196	$90,417	$72,526
	Asia-Pacific revenues	18,173	16,261	12,583
	Europe revenues	40,849	32,036	-
	Revenues	$158,218	$138,714	$85,109

	Revenues on a services basis is presented below:

	Colocation	$121,349	$104,533	$59,759
	Interconnection	22,148	20,514	16,720
	Managed infrastructure	6,500	6,305	4,099
	Rental	362	226	308
	Recurring revenues	150,359	131,578	80,886
	Non-recurring revenues	7,859	7,136	4,223
	Revenues	$158,218	$138,714	$85,109

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$94,486	$92,480	$52,765
	Depreciation, amortization and accretion expense	(31,755)	(31,870)	(19,697)
	Stock-based compensation expense	(970)	(1,109)	(1,137)
	Cash cost of revenues	$61,761	$59,501	$31,931

	The geographic split of our cash cost of revenues is presented below:

	U.S. cash cost of revenues	$33,006	$32,970	$26,498
	Asia-Pacific cash cost of revenues	7,769	7,105	5,433
	Europe cash cost of revenues	20,986	19,426	-
	Cash cost of revenues	$61,761	$59,501	$31,931

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation, restructuring charges and gains on asset sales. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$15,351	$13,117	$9,076
	Depreciation and amortization expense	(1,573)	(1,553)	(15)
	Stock-based compensation expense	(2,301)	(2,485)	(2,626)
	Cash sales and marketing expenses	$11,477	$9,079	$6,435

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$34,376	$33,672	$22,462
	Depreciation and amortization expense	(2,595)	(2,495)	(1,362)
	Stock-based compensation expense	(9,070)	(8,105)	(6,735)
	Cash general and administrative expenses	$22,711	$23,072	$14,365

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$11,477	$9,079	$6,435
	Cash general and administrative expenses	22,711	23,072	14,365
	Cash SG&A	$34,188	$32,151	$20,800

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	U.S. cash SG&A	$20,054	$20,508	$17,071
	Asia-Pacific cash SG&A	5,034	4,693	3,729
	Europe cash SG&A	9,100	6,950	-
	Cash SG&A	$34,188	$32,151	$20,800

(8)	We define EBITDA as income (loss) from operations less depreciation, amortization, accretion, stock-based compensation expense, restructuring charges and gains on asset sales as presented below:

	Income (loss) from operations	$14,005	$783	$806
	Depreciation, amortization and accretion expense	35,923	35,918	21,074
	Stock-based compensation expense	12,341	11,699	10,498
	Restructuring charges	-	-	-
	Gains on asset sales	-	(1,338)	-
	EBITDA	$62,269	$47,062	$32,378

	The geographic split of our EBITDA is presented below:

	U.S. income (loss) from operations	$13,278	$3,533	$368
	U.S. depreciation, amortization and accretion expense	23,220	23,630	19,439
	U.S. stock-based compensation expense	9,638	9,776	9,150
	U.S. restructuring charges	-	-	-
	U.S. gain on asset sale	-	-	-
	U.S. EBITDA	46,136	36,939	28,957

	Asia-Pacific income (loss) from operations	675	665	438
	Asia-Pacific depreciation, amortization and accretion expense	3,624	3,763	1,635
	Asia-Pacific stock-based compensation expense	1,071	1,373	1,348
	Asia-Pacific restructuring charges	-	-	-
	Asia-Pacific gain on asset sale	-	(1,338)	-
	Asia-Pacific EBITDA	5,370	4,463	3,421

	Europe income (loss) from operations	52	(3,415)	-
	Europe depreciation, amortization and accretion expense	9,079	8,525	-
	Europe stock-based compensation expense	1,632	550	-
	Europe restructuring charges	-	-	-
	Europe gain on asset sale	-	-	-
	Europe EBITDA	10,763	5,660	-

	EBITDA	$62,269	$47,062	$32,378

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	U.S. cash gross margins	67%	64%	63%

	Asia-Pacific cash gross margins	57%	56%	57%

	Europe cash gross margins	49%	39%	n/a

(10)	We define EBITDA flow-through rate as incremental EBITDA growth divided by incremental revenue growth as follows:

	EBITDA - current period	$62,269	$47,062	$32,378
	Less EBITDA - prior period	(47,062)	(40,639)	(30,272)
	EBITDA growth	$15,207	$6,423	$2,106

	Revenues - current period	$158,218	$138,714	$85,109
	Less revenues - prior period	(138,714)	(103,782)	(79,772)
	Revenue growth	$19,504	$34,932	$5,337

	EBITDA flow-through rate	78%	18%	39%

EQUINIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	March 31,	December 31,
	2008	2007

Cash, cash equivalents and investments	$325,526	$383,900
Accounts receivable, net	59,156	60,089
Property and equipment, net	1,284,395	1,162,720
Goodwill and other intangible assets, net	534,399	510,133
Debt issuance costs, net	20,462	21,333
Deposits	19,078	16,731
Restricted cash	15,329	1,982
Prepaid expenses	13,215	11,070
Deferred tax assets	6,747	6,404
Taxes receivable	5,477	3,437
Other assets	3,003	4,069
Total assets	$2,286,787	$2,181,868

Liabilities and Stockholders' Equity

Accounts payable	$17,357	$14,816
Accrued expenses	52,873	50,280
Accrued property and equipment	77,852	76,504
Accrued restructuring charges	11,581	12,140
Capital lease and other financing obligations	102,034	97,412
Mortgage and loans payable	381,904	330,496
Convertible debt	678,236	678,236
Deferred rent	29,767	26,912
Deferred installation revenue	29,887	26,537
Deferred tax liabilities	29,442	25,955
Deferred recurring revenue	11,135	9,556
Asset retirement obligations	10,450	8,759
Customer deposits	10,129	8,844
Other liabilities	1,010	989
Total liabilities	1,443,657	1,367,436

Common stock	37	37
Additional paid-in capital	1,396,525	1,376,915
Accumulated other comprehensive income	(221)	(3,888)
Accumulated deficit	(553,211)	(558,632)
Total stockholders' equity	843,130	814,432

Total liabilities and stockholders' equity	$2,286,787	$2,181,868

Ending headcount by geographic region is as follows:

U.S. headcount	561	546
Asia-pacific headcount	176	187
Europe headcount	210	178
Total headcount	947	911

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - GAAP PRESENTATION
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Net cash provided by operating activities	$62,984	$13,881	$19,850
Net cash used in investing activities	(136,200)	(103,519)	(48,057)
Net cash provided by financing activities	44,598	38,001	273,253
Effect of foreign currency exchange rates on cash and cash equivalents	(1,181)	(1,182)	51
Net increase (decrease) in cash and cash equivalents	(29,799)	(52,819)	245,097
Cash and cash equivalents at beginning of period	290,633	343,452	82,563
Cash and cash equivalents at end of period	$260,834	$290,633	$327,660

In addition to the above condensed consolidated statements of cash flows presented on a GAAP basis, the Company presents non-GAAP condensed consolidated statements of cash flows which combine the Company's short-term and long-term investments with our cash and cash equivalents in an effort to present our total unrestricted cash and equivalent balances as presented herein in our condensed consolidated balance sheets.

Following is a reconciliation of our cash and cash equivalents to our cash, cash equivalents and investments, which is the basis of how our non-GAAP condensed consolidated statements of cash flows are presented on the following page:

Cash and cash equivalents	$260,834	$290,633	$327,660
Short-term investments	37,694	63,301	53,758
Long-term investments	26,998	29,966	10,981

Cash, cash equivalents and investments as presented on condensed balance sheet presented herein	$325,526	$383,900	$392,399

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - NON-GAAP PRESENTATION (1)
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Cash flows from operating activities:
Net income (loss)	$5,421	$(6,073)	$(4,456)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	35,923	35,918	21,074
Stock-based compensation	12,341	11,699	10,498
Debt issuance costs	1,403	1,242	389
Gains on asset sales	-	(1,338)	-
Other reconciling items	533	66	7
Changes in operating assets and liabilities:
Accounts receivable	2,506	(10,929)	(916)
Accounts payable and accrued expenses	1,107	(29,761)	(2,657)
Accrued restructuring charges	(745)	(3,569)	(3,543)
Other assets and liabilities	4,643	16,792	(302)
Net cash provided by operating activities	63,132	14,047	20,094
Cash flows from investing activities:
Purchase of IXEurope, less cash acquired	-	(63)	-
Purchase of Virtu, less cash acquired	(23,241)	-	-
Purchase of San Jose IBX property	-	-	(6,500)
Purchases of other property and equipment	(125,643)	(121,002)	(67,056)
Accrued property and equipment	(3,065)	16,035	16,454
Proceeds from asset sales	-	1,657	-
Other investing activities	(13,169)	-	(470)
Net cash used in investing activities	(165,118)	(103,373)	(57,572)
Cash flows from financing activities:
Proceeds from stock options and employee stock purchase plans	7,238	8,788	10,286
Proceeds from follow-on common stock offering	-	(38)	-
Proceeds from convertible subordinated notes	-	-	250,000
Proceeds from mortgage and loans payable	41,882	30,852	24,607
Repayment of capital lease and other financing obligations	(966)	(961)	(465)
Repayment of mortgage and loans payable	(3,092)	(577)	(497)
Debt issuance costs	(464)	(63)	(10,678)
Other financing activities	-	-	-
Net cash provided by financing activities	44,598	38,001	273,253
Effect of foreign currency exchange rates on cash and cash equivalents	(986)	(1,137)	143
Net increase (decrease) in cash, cash equivalents and investments	(58,374)	(52,462)	235,918
Cash, cash equivalents and investments at beginning of period	383,900	436,362	156,481
Cash, cash equivalents and investments at end of period	$325,526	$383,900	$392,399

Free cash flow (2)	$(101,986)	$(89,326)	$(37,478)

Adjusted free cash flow (3)	$(78,745)	$(90,920)	$(30,978)

(1)

The cash flow statements presented herein combine our short-term and long-term investments with our cash and cash equivalents in an effort to present our total unrestricted cash and equivalent balances. In our quarterly filings with the SEC on Forms 10-Q and 10-K, the purchases, sales and maturities of our short-term and long-term investments will be presented as activities within the investing activities portion of the cash flow statements.

(2)

We define free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the purchases, sales and maturities of short-term and long-term investments) as presented below:

Net cash provided by operating activities as presented above	$63,132	$14,047	$20,094
Net cash used in investing activities as presented above	(165,118)	(103,373)	(57,572)
Free cash flow	$(101,986)	$(89,326)	$(37,478)

(3)	We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases or sales of real estate and acquisitions and proceeds from asset sales as presented below:

Free cash flow (as defined above)	$(101,986)	$(89,326)	$(37,478)
Less purchase of IXEurope, less cash acquired	-	63	-
Less purchase of Virtu, less cash acquired	23,241	-	-
Less purchase of San Jose IBX property	-	-	6,500
Less proceeds from asset sales	-	(1,657)	-
Adjusted free cash flow	$(78,745)	$(90,920)	$(30,978)

CONTACT:
Equinix, Inc.
Jason Starr, 650-513-7402 (IR)
jstarr@equinix.com
or
K/F Communications, Inc.
David Fonkalsrud, 415-255-6506 (Media)
dave@kfcomm.com